Consent of Counsel

Exhibit 23(a)

November 22, 2000

LifePoint, Inc.

1205 South Dupont Street

Ontario, CA 91761

Dear Sirs and Madams:

We refer to Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by LifePoint, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to shares of the Common Stock, $.001 par value per share, of the Company to be issued upon the exercise of stock options granted or to be granted pursuant to the LifePoint, Inc. 1997 Stock Option Plan.

We hereby consent to the filing of this consent as an Exhibit to the Registration Statement and to the reference to our firm in Item 5 of the Registration Statement and under the caption "Description of Plan-Federal Income Tax Consequences of Options" in the Section 10(a) Prospectus.

Very truly yours,

/s/ WACHTEL & MASYR, LLP